EXHIBIT 10.1.1

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

BY AND BETWEEN

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
AND
SYNDICATED SERVICES COMPANY, INC.

CONTENTS

PREAMBLE

Section One	Appointment

Section Two	General Agreements

Section Three	General Responsibilities Of The Manager

Section Four	Compensation Of Manager

Section Five	Term of Agreement and Termination

Section Six	Arbitration

Section Seven	Execution

Appendix I	General Responsibilities Of The Manager

Appendix II	Compensation Of Manager

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

PREAMBLE

This MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (hereinafter referred to as the “Agreement”) is made this 1st day of November, 2003 (“effective date”) by and between Specialty Underwriters’ Alliance, Inc. a Delaware domiciled insurance holding company having its principal place of business at Dallas, Texas, for and on behalf of itself and its subsidiaries existing now and hereafter (hereinafter collectively referred to as the “Company”) and Syndicated Services Company, Inc. having its principal place of business at Manchester, NH (hereinafter referred to as the “Manager”).

FOR AND IN CONSIDERATION OF the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE

APPOINTMENT

1.	APPOINTMENT

The Company hereby appoints, nominates and grants to the Manager an appointment with full and express authority to act on its behalf for and in connection with commercial lines program business issued or written by Company

2.	MANAGER’S ROLE AS SERVICE PROVIDER

The Company hereby delegates the authority, obligation and responsibility for providing administrative services in connection with and support of business written under this Agreement to the Manager, all as more fully set forth and described in Appendix I hereto. Manager shall act at the Company’s direction.

The Manager shall have no authority, obligation or responsibility hereunder to produce or solicit insurance business, accept or reject individual insurance risks, adjust claims or negotiate reinsurance on behalf of the Company.

It is understood and agreed that the Manager is not entering into an exclusive arrangement under this Agreement, and that Manager may contract to provide similar services to other parties at any time.

3.	CONFIDENTIALITY

Neither the Company nor Manager will at any time, disclose or communicate to any other person or entity any confidential information or trade secrets relating to the business of the other party hereto, or any affiliate or agent of such other party, such confidential information or trade secrets to include, but not be limited to, business methods and techniques, research data, marketing and sales information, customer or policyholder lists, know-how or any other information concerning the business of a party or any of its affiliates or agents, its manner of operation, its plans, or other data not disclosed to the general public. Neither party will use any confidential information, filings, client lists, expiration or renewal lists to the detriment of the other party.

4.	INDEMNIFICATION OF COMPANY

The Manager will hold harmless and indemnify the Company from and against any damages, liability, actions, claims, or costs and expenses, including but not limited to reasonable attorney’s fees and associated costs, incurred by the Company as a direct and proximate result of the Manager’s negligence or failure to comply with the terms of this Agreement, any law, or any regulation. The indemnities provided shall be in addition to any other liability which the Manager otherwise might have to the Company. The Manager will reimburse the Company for any and all expenses and costs reasonably incurred in connection with investigating or defending against any such damage, liability, action or claim. The Company will have the right to select its own counsel in any such proceeding.

5.	INDEMNIFICATION OF MANAGER

The Company will hold harmless and indemnify the Manager from and against any damages, liability, actions, claims, or costs and expenses, including but not limited to reasonable attorney’s fees and associated costs, incurred by the Manager arising out of or based upon or asserted against the Manager as a result of the performance or non-performance by the Company of its obligations in connection with this Agreement. The Company will reimburse the Manager for any and all expenses and costs reasonably incurred in connection with investigating or defending against any such damage, liability, action, or claim. The Manager will have the right to select its own counsel in any such proceeding.

6.	COMPANY STATUS

The Company agrees to maintain such licenses and requirements as are required to support the programs under this Agreement. The Company will use reasonable efforts to obtain and maintain an A- or better rating from A.M. Best.

7.	COMPLIANCE

The Manager will ensure that, for each program it manages under this Agreement, information and data will be retained and supplied to the Company sufficient to meet compliance, regulatory or external reporting requirements of the Company as more fully set forth and described in Appendix I hereto.

8.	CHANGE BY MUTUAL CONSENT

The terms of this Agreement may only be changed by mutual written consent of the Company and the Manager which is memorialized in a signed addendum to this Agreement.

9.	POLICY RIGHTS AND USE OF INFORMATION

The Manager agrees that the rights to the renewals and expirations on policies issued and information given under this Agreement remain the property of the Company and its Program Agents as their interests may appear. The Manager agrees that it will honor these rights and, in the event of termination of this Agreement at any time, it will not utilize filings it has made on behalf of the Program Agent or the Company to compete against the Program Agent or the Company for policyholders or subproducers for a period of twelve (12) months from the effective date of termination of the Producer Agreement for which any such filings were made. The Company may, however, release the Manager from all or a part of this time restriction at any time, during or after the term of this Agreement with any such release to apply to whatever rights to such renewals and expirations, if any, are or may be held by the Company.

SECTION TWO

GENERAL AGREEMENTS

1.	AUDIT

The Company has the right, subject to reasonable notice and during normal business hours, to audit the books and records of the Manager that directly relate to the operation of this Agreement or any individual program. Manager agrees to make all such books and records available, and to permit authorized Company personnel or representatives access to same, when requested as provided herein.

2.	VIOLATION

The Manager and the Company agree that no indulgence or acceptance by either, or ratification after the fact of any violation or breach of any provision of this Agreement by either, will be construed as a waiver of any of its rights to seek damages or other relief hereunder for any future or subsequently discovered past violations or breaches of any provision of this Agreement.

3.	UNENFORCEABILITY

The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof. This Agreement will be construed in all respects as if the invalid or unenforceable provision had been amended and reformed to the minimum extent necessary to render it valid and fully enforceable under applicable law.

The subject headings of the Sections and numbered subsections of this Agreement are included for purposes of identification and convenience only and shall not affect the construction or interpretation of any of its provisions.

4.	ENTIRE AGREEMENT

The terms and provisions contained herein constitute the entire Agreement between the parties and supersede any previous communications, representations or Agreements, either oral or written, with respect to the subject matter hereof.

5.	NOTICES

Notices or other communications required or permitted hereunder will be sufficiently and presumptively given on the date of service or receipt if served in hand or by telecopier or facsimile with documentation thereof, or on the next business day after mailing if sent by overnight mail (e.g. Federal Express) with documentation thereof, or on the day received if sent by registered mail, postage prepaid, return receipt requested, to the address of a party last furnished by such party to the other in writing.

All notices, requests, consents and other communications by either party which arise from or relate to this Agreement, must be in writing and addressed as follows:

If to the Company:	Courtney Smith, President & CEO
Specialty Underwriters’ Alliance, Inc.
8585 Stemmons Freeway, Suite 200
South Tower
Dallas, TX 75247
T: (469) 547-3035
F: (214) 689-1877

If to the Manager:	George P. Lagos, President & CEO
Syndicated Services Company, Inc.
1155 Elm Street, 6th Floor
Manchester, NH 03101
T: (603) 622-4220
F: (603) 647-9716

6.	JURISDICTION

This Agreement shall be interpreted in all respects in accordance with the laws of Company’s state of domicile which is Delaware.

7.	BOOKS AND RECORDS

The Manager shall prepare and maintain, in compliance with all applicable statutes, regulations and established practices, books, records and accounts pertaining to Manager’s obligations under this Agreement.

8.	RELATIONSHIP OF THE PARTIES

Nothing herein shall be construed to create the relationship of employer/employee, partners, or joint venturers between the Company and the Manager.

9.	DUTIES NOT TRANSFERABLE

The duties of the Company and the Manager hereunder shall not be assignable or transferable, and shall not be delegated or sub-contracted to others by any person, by operation of law or otherwise, without the advance written consent of the other party.

10.	ADVERTISING AND SOLICITATION MATERIALS

The Manager agrees that no pamphlets, booklets, advertising materials or any other promotional materials relating to the Company shall be used, issued or circulated by the Manager.

11.	CONSENT BEFORE LEGAL ACTION

The Manager shall not take legal action in connection with any matter pertaining to the business of the Company without the advance written consent of the Company. The Manager shall promptly notify the Company of any legal action involving the Company with respect to any matters which are the subject of this Agreement.

12.	NONSOLICITATION

Each party agrees that, unless otherwise agreed to by the other party in writing, during the term of this Agreement and for a period of one (1) year thereafter, it will not directly or indirectly solicit, hire or otherwise retain, as an employee or independent contractor, an employee of the other party or a former employee who voluntarily left the employ of the other party.

SECTION THREE

GENERAL RESPONSIBILITIES OF MANAGER

The Manager will provide services as specified in Appendix I attached hereto.

SECTION FOUR

COMPENSATION OF MANAGER

The Manager will be compensated for services and expenses as specified in Appendix II attached hereto.

SECTION FIVE

TERM OF AGREEMENT AND TERMINATION

This Agreement will be for an initial twenty-six (26) month period and continuous until terminated thereafter subject to the following:

1.	General Termination Provisions

a.	The Company or the Manager may give to either party ninety (90) days notice of termination of this Agreement in writing at any time with such notice to be given by either party not earlier than October 1, 2005.

b.	This Agreement may be terminated at any time upon the mutual written agreement of the Company and the Manager.

c.	This Agreement may be terminated by the Manager immediately upon written notice by the Manager to the Company in the event that:

i)	The Company transfers or disposes of all or a substantial part of its assets to another person, firm or corporation not affiliated with the transferor;

ii)	The Company transfers control over all or substantially all of its business (by transfer of stock, merger, consolidation, or otherwise) to another person, firm or corporation not affiliated with the transferor; or

iii)	The Company commits fraud, or gross and wilful misconduct.

d.	This Agreement may be terminated by the Company immediately upon written notice by the Company to the Manager in the event that:

i)	The Manager transfers or disposes of all or a substantial part of its assets to another person, firm or corporation not affiliated with the transferor;

ii)	The Manager transfers control over all or substantially all of its business (by transfer of stock, merger, consolidation, or otherwise) to another person, firm or corporation not affiliated with the transferor; or

iii)	The Manager commits fraud, or gross and wilful misconduct.

e.	This Agreement may be terminated immediately upon written notice by the Manager or Company to the other party in the event that the Company or the Manager:

i)	Liquidates its business; takes voluntary action seeking bankruptcy, reorganization or any other proceeding intended to produce an adjustment with, or distribution of assets to, creditors; or becomes the subject of any order (i) adjudging the party a bankrupt or insolvent, (ii) appointing a receiver, rehabilitator, conservator, liquidator or trustee, or (iii) sequestering its property or winding up its affairs, unless any such order is dismissed, stayed or vacated within sixty (60) days; or

ii)	Fails to maintain any license or regulatory authority necessary to perform its duties hereunder.

f.	This Agreement may be terminated by Company upon one hundred twenty (120) days written notice by Company to the Manager in the event that:

i)	The level and quality of service provided by Manager is materially deficient, or

ii)	Manager materially breaches this Agreement.

g.	If Company seeks to terminate the Agreement pursuant to 1.f. above, Company will provide Manager written notice (“notice”) of its intent to terminate, including the specific reasons and facts supporting that decision. Manager will have thirty (30) days from receipt of notice to cure any defect or resolve any issue cited by Company in the notice. If Manager is unable to resolve the issue or to cure the defect, termination of the Agreement will be effective in accordance with the notice.

2.	Obligations of Company and Manager if Termination Provisions are invoked.

a.	During the period between the date of written notification of termination and the effective termination date under this section, the Manager will continue to provide management services on individual in force programs until the effective Agreement termination date and shall have no further responsibilities thereafter. The Company will be responsible for making payments to the Manager pursuant to Section Four of this Agreement until the effective date of termination.

b.	The Company will continue to honor and act in the spirit of this Agreement and will not introduce operational constraints or requirements that did not apply at the time of issuing notice of termination, or otherwise take any action to hinder the Manager in fulfilling its obligations to the Company or any of its Program Agents.

c.	Upon the effective termination date of this Agreement, ownership and possession of all books, records and accounts of the Manager with respect to its operations and programs, whether in the possession of the Company or the Manager, will, without further notice or consideration, be transferred to and vest in the Company.

SECTION SIX

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, which cannot be informally resolved after reasonable efforts to do so by both parties, will be submitted for decision to a panel of three arbitrators.

One arbitrator will be chosen by each party and those two arbitrators will, before instituting the hearing, choose an impartial third arbitrator who will preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days’ notice of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointments, the third arbitrator will be selected from a list of six individuals (three named by each arbitrator), with each arbitrator eliminating two individuals from the other arbitrator’s list, and the third arbitrator will be determined by a blind drawing from the two remaining individuals.

All arbitrators will be disinterested active or former executive officers of property and casualty insurance or reinsurance companies or Underwriters at Lloyd’s, London.

Within thirty (30) days after notice of appointments of all arbitrators, the panel will meet and determine a schedule for the filing of briefs, discovery procedures, and hearings.

The panel will be relieved of all judicial formality and will not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration will take place in Chicago, Illinois, but the venue may be changed when deemed by the panel to be in the best interests of the arbitration proceeding. The decision of any two arbitrators, when rendered in writing, will be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

The panel will make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgement upon the award may be entered in any court having jurisdiction thereof.

Each party will bear the expense of its own arbitrator and will jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration will be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney’s fees.

SECTION SEVEN

EXECUTION

This Agreement shall be effective when duly executed on behalf of both the Company and the Manager.

IN WITNESS WHEREOF, the parties hereto have set their hands at the places and on the dates as set forth below:

By COMPANY at Dallas Texas this 26th day of December, 2003.
City / State

COMPANY: Specialty Underwriters’ Alliance, Inc., for and on behalf of itself and its subsidiaries existing now or hereafter

BY: /s/ Courtney Smith

NAME: Courtney Smith
TITLE: President & CEO

Witnessed by: /s/ Kevin Smith

Kevin Smith

Print or Type Name

By MANAGER at Manchester NH this 29 day of December, 2003.
City / State

MANAGER: Syndicated Services Company, Inc.

BY: /s/ George P. Lagos

NAME: George P. Lagos
TITLE: President & CEO

Witnessed by: /s/ James L. Gugrin

James L. Gugrin

Print or Type Name

APPENDIX I

SYNDICATED SERVICES COMPANY, INC. (“MANAGER”)
SCHEDULE OF SERVICES FOR
SPECIALTY UNDERWRITERS’ ALLIANCE, INC. (“COMPANY”)

A. PROGRAM UNDERWRITING & ADMINISTRATION

1.	Due Diligence/Operations Review

Manager: Will obtain completed background information forms, including current licensing for the Program Agent and will prepare a summary due diligence report for review by Company. Manager will also complete an on-site operational review of the Program Agent in accordance with the Manager program review guidelines and will prepare a summary report identifying critical operational issues to be provided to Company within 7 business days after the on-site visit.

Company: Will review Manager reports and advise on any issue it believes needs action.

2.	Underwriting Guidelines/Program Rules

Manager: Creates standard underwriting guidelines, eligibility rules, and procedures manuals for each program. These guidelines and manuals will be created from information provided by the Program Agent and Company. They will be comprehensive in documenting every aspect of delegated authority and company procedures required to issue policies for each line of business. These documents will be the basis upon which systems will be designed, filings created, and audits performed. These documents will be electronic for easy and immediate reference. Manager will keep these documents updated on a regular basis.

Company: Will review, comment on and approve final versions of the above.

3.	Pricing by Program/Rating Rules

Manager: Will create pricing and rating rules and algorithms to be used based upon the information provided by the Program Agent and Company. Manager will use these rules to create filings for rate rules for each state. Manager will provide these rules to Company to incorporate into the rating piece of the system. Rating rules will be tailored to each line of business and each program in accordance with Company pricing objectives and state regulatory requirements. Manager will incorporate as much flexibility as possible into the rules as is available in each state to allow Company maximum pricing flexibility.

Company: Will review, comment on and approve final versions of the above.

4.	Coverage Forms

Manager: Will identify and create all program specific forms, including review against most recent bureau forms with updates made. Manager will create new products to ensure Company has a full complement of forms products available as required by its program partners.

Company: Will agree forms requirements, review, comment on and approve final versions.

5.	Underwriting Manuals/ISO/NCCI/Carrier/Individual Program

Manager: Will create and maintain rate, rule and forms manuals of all ISO / NCCI / other adoptions including all notices, declaration pages etc. Manager will create and maintain rate, rule, and forms manuals for non bureau company filings to be utilized across multiple programs. Manager will create and maintain rate, rule and forms manuals for each program in accordance with program filings.

Company: Will agree requirements, review, comment on and approve final versions.

6.	Residual Market Survey/Analysis

Manager: Will summarize individual state residual market mechanisms and associated procedures and cost for all programs. This may require external resources (see Appendix II).

Company: Will review summary and advise Manager on any changes required to rating rules to accommodate additional costs.

7.	Actuarial Resource

Manager: Will research and identify external actuarial resources that are appropriate for specific programs as required for general program evaluation, pricing, state filings and underwriting objectives. Manager will manage the creation of actuarial exhibits required to support state filings.

Company: Will manage actuarial analysis in support of underwriting objectives.

8.	Develop Milestones/Metrics

Manager: Will propose reports to be produced from the vendor system and production database as measurement tools. After review by Company, Manager will work with the system vendor to create these reports for use by Company.

Company: Will review Manager suggested reports, propose other reports and agree on a set of standard reports to be built by the system vendor for use by Company in monitoring this book of business.

9.	TRIA Requirements

Manager: Will monitor and advise Company and Program Agents on the ongoing federal TRIA legislation and the associated regulatory steps necessary for compliance. Manager will create notices and forms as necessary and implement documentation of TRIA compliance necessary for both compliance with and reimbursement under the Act.

Company: Will lend political support to ensure Program Agents abide by the TRIA requirements and provide instructions by program for inclusion / exclusion of TRIA coverage.

10.	Program Agent Auditing

Manager: Will conduct on-site program specific audits based on Company requirements, program Underwriting Guidelines and individual state regulatory requirements.

Company: Will approve Manager’s audit process and review each audit report. Company will agree or change recommendations in each audit report and direct Manager and/or the Program Agent with respect to the implementation of each recommendation.

11.	Program Agent Support

Manager: Will provide ongoing support to Company and its Program Agents with respect to all aspects of the program, including but not limited to product and pricing (re)design, filings and/or regulatory guidance with respect to compliance issues. Manager will identify any external vendors which can supply critical underwriting, regulatory and loss control information and make recommendations to Company for selection of vendors.

Company: Will review information provided by Manager and make decisions where necessary on product and pricing (re)design, compliance issues, and vendor selection.

12.	Premium Auditing

Manager: Will offer policy premium auditing on a fee for service basis. This is not included in the up front fee. The advantage of this initially is that it integrates the premium audit process into other accounting and reporting mechanisms so that premium auditable policies can be proactively tracked and actioned.

Company: Will make decision on how to handle premium auditing.

B. RATE/RULE/FORM FILINGS

1.	Identify Carrier Existing ISO Filing Status

Manager: Will review the information available from the Company carrier, ISO, individual states and other research resources to determine what filings the Company carrier currently has in place.

Company: Will assist Manager in gaining access to the Company carrier, review Manager findings, and advise on specific courses of action that Manager will need to take to support Company program requirements.

2.	Research Filing Options (e.g., NY Free Trade Zone, Risk Purchasing Groups, etc.)

Manager: Will provide options by program that may eliminate or minimize the filing requirements in the program target state(s) including but not limited to utilization of individual risk filings.

Company: Will review Manager recommendations and options presented and make decisions on direction as required.

3.	Develop Filing Priorities by Program

Manager: Will recommend to Company filing priorities by program based on anticipated volume, actual volume, individual state approval procedures and Manager experience.

Company: Company will review Manager recommendations and will make the decision on filing priorities by program.

4.	Advise on Individual State Requirements

Manager: Will provide advice and support to Company and Program Agents regarding the different regulations on various topics by line of business as applicable to each program. Individual state research prevents the loss of time and resource by avoiding the filing of forms, rules and rates that a state will not approve.

Company: Will review Manager research and make decisions on direction as required.

5.	Complete State Filing Transmittals/Form, Rate & Rule

Manager: Will complete the individual state transmittal forms required for each filing. Actuarial work required to support rate filings will be outsourced.

Company: Will provide any corporate information required to complete state transmittal forms.

6.	Determine State Filing Fees

Manager: Each state has a different method for determining the fees associated with a filing. Manager will monitor the individual state requirements in this area and track the amount associated with the individual program filings for management purposes.

Company: Will reimburse Manager for the state filing fees.

7.	Complete State Filing Packages

Manager: Will create and prepare the individual state rate/rule and form filing packages by line by program and work with the individual regulators to obtain the necessary approvals as per agreed upon performance standards.

Company: Will review and approve final packages as necessary and review/approve Manager’s responses to insurance departments when required.

C. CLAIMS

1.	Manager will offer consulting and support to Company on an as agreed basis in developing its claim organization, including but not limited to the following areas:

•	Staffing/In House

•	Claim Adjusters

•	Claim Authorities

•	Claim System/Data Collection

•	Reserving Philosophy

•	Fraud Unit

•	Auditing

It is recognized that Company intends to develop its own claims handling operation and capabilities. Manager can assist in interim arrangements to facilitate an expedited implementation plan, and can act as an ongoing resource as agreed.

D. FINANCE/ACCOUNTING

1.	General Ledger

Manager: Will provide Company with a monthly electronic interface or manual posting summaries to Company general ledger to record premium transactions managed through Manager. This will include premium recorded/processed and cash applied by Program Agent.

Company: Will provide specifications to Manager for the electronic interface or information required for manual posting entries.

Note: Timing of exchange to be agreed between Manager and Company.

2.	Annual Statement/Ins. Expense Exhibit/Statutory Data Calls/State Premium Taxes

Manager: Will provide Company with the required data (formats to be agreed) to complete the premium and claim statistical exhibits/schedules enabling Company to complete the NAIC Convention Annual and Quarterly statements, Insurance Expense Exhibit. Manager to capture and supply data required to satisfy state statutory data calls and premium, such data calls and premium tax returns to be provided to Company for filing as required. Manager will select a premium tax software package.

Company: Company to provide forms/schedules received for Premium Taxes and statutory data calls as received from each state and will reimburse Manager for cost of premium tax software.

3.	Billing & Collection

Manager: Will handle all Program Agent premium billing (item billed on a monthly basis from Manager to Program Agent), collection via ACH from the Program Agents to Manager, cash application and statement reconciliation per contract terms of trade to include aging of outstanding receivable transactions in a format to be agreed.

Company: Will define terms of trade for Program Agents, ACH protocols to enable cash transfers from Manager to Company should premium funds be held at Manager until reconciled. Format of management reports to monitor outstanding receivable transactions to be agreed.

4.	Financial Reporting

Manager: Will develop custom reports, as agreed, to balance/control financial activity relating to premium and claims data exchanged between Manager’s data base and Company, Program Agents or source systems.

Company: Will be provided copies of the protocols for sign off.

5.	Banking Relationships

Manager: Will establish a fiduciary premium trust account to hold Program Agent funds. Establish ACH linkage and protocols to affect the transfer of funds to Company (per terms of trade) along with agreed financial reports to support funds movement.

Company: Will advise ACH protocols to affect the transfer of funds and terms of trade.

Note: Company may elect to have Program Agent funds transferred from the Program Agents directly to an account managed by Company.

6.	Reinsurance Accounting

Manager: Will handle all reinsurance premium and claim accounting (quota share or facultative), cash transfers via ACH, cash application and statement reconciliation per contract terms of trade to include aging of outstanding receivable transactions in a format to be agreed. Manager to advise ACH protocols to the intermediary to facilitate large loss cash calls.

Company: Will define reinsurance terms of trade (to include large loss cash calls), ACH protocols to enable cash transfers from Manager to the reinsurance intermediary (or reinsurance company in the case of facultative reinsurance). The format of management reports to monitor outstanding receivable transactions to be agreed.

E. LEGAL/REGULATORY

1.	Regulatory/Compliance

Manager: Will develop and implement procedures to assure regulatory compliance and manage any regulatory issues arising, including but not limited to regulatory or market conduct inquiries. The procedures which Manager will create and monitor for Company will include, but not be limited to, state cancellation/non-renewal notice requirements, residual markets, insurance department complaints and mandated record keeping, insurance department regulator contacts, document retention, and arising issues involving regulatory matters.

Company: Will review and approve procedures and direct Manager counsel in specific matters.

2.	Clean Shell with A.M. Best Rating

Manager: Will assist Company in the acquisition of a shell company and the procurement of appropriate company licenses to support Company programs. Manager will act as Regulatory Counsel and liaison for Company with regard to regulatory matters, including preparation of state filings, retention of outside expert counsel when indicated, and management and control of outside legal expenses for regulatory matters.

Company: Will direct Manager in managing regulatory issues.

3.	Program Agent Contracts

Manager: Will work with Company to prepare template language for the Producer Agreement between Company and Program Agents. As individual programs are agreed by Company, Manager will prepare the formal Producer Agreement documents, address any concerns or requested changes by other parties and bring those to Company’s attention when necessary for its consent, and facilitate signatures by the appropriate parties.

Company: Will agree on template language and review and approve all program Producer Agreements before signing.

4.	Program Agent Licensing & Appointments

Manager: Will obtain confirmation of existing state licenses of each Program Agent to ensure appropriate licensing in the agreed program territories. Manager will coordinate the processing of the required documentation with regulatory authorities to appoint the Program Agents on behalf of Company in the agreed program territories, and will monitor all Program Agent licensing and appointments on a going forward basis to assure regulatory compliance.

Company: Will review reports, comment when necessary and pay requisite appointment fees.

5.	MGA Act Issues/Compliance

Manager: Will manage and monitor MGA compliance issues in each state. If MGA issues are triggered, Manager will so advise Company management and will recommend procedures to either avoid MGA requirements or, alternatively, ensure that all Producer Agreements and procedures are modified to reflect those requirements.

Company: Will review and approve recommendations.

6.	Internal Auditing

Manager: Will develop and implement an internal audit function to assure regulatory compliance. Manager will draft internal audit procedures for Company’s review and approval and, once approved, will implement them on an ongoing basis. Manager will prepare reports of its findings, and recommendations for change if warranted, for Company review.

Company: Will review reports and respond as necessary.

7.	Complaint Handling

Manager: Will implement and manage insurance department complaint procedures addressing all issues arising from Company business or claim matters. Manager will ensure that an appropriate response is drafted and sent on a timely basis and will deal with insurance regulators for and on behalf of Company, keeping Company management apprised of all such situations.

Company: Will approve each submission in advance, review summary reports submitted.

F. INFORMATION SYSTEMS

1. System and Vendor Selection:

a.	Manager will research policy rating / issuance systems and advise on the due diligence conducted as requested by Company.

b.	Company will confirm chosen system application meets with Company data requirements and supports Company’s required system functionality.

c.	Company will select a vendor rating / issuance system incorporating all required rating bureau codes applicable for compliant reporting.

2.	Upon Company selecting a vendor integrated rating / issuance system solution:

(Manager implementation and performance of the responsibilities itemized herein are dependent and contingent upon all of the following being in place:

i.	Negotiation by Company, with or without the assistance of Manager at Company’s discretion, and agreement between Company and bureau and state reporting agencies on the timing, quality, and quantity of statistical reporting.

ii.	Action plans for each Program Agent agreed upon by and among Company, Manager, and each Program Agent.

iii.	Chosen vendor’s completion and delivery of a statistical reporting module.

iv.	Manager will not be a guarantor or warrantor of Program Agent data.)

a.	License and Sublicense:

1.	Manager will obtain a license agreement with rating / issuance system vendor for use of its base system for all commercial lines of insurance and workers compensation insurance as they are fully developed, implemented and available from vendor.

2.	Manager will sublicense to Company rights to use the vendor rating / issuance system during the term of this Agreement. The charge for that sublicense to Company will be incorporated within the fixed compensation paid to Manager.

3.	Company will contract directly with the vendor for custom development work required above or outside the capabilities or functionality of the vendor rating / issuance system.

b.	System Support:

1.	Manager will expand its internal hardware infrastructure to accommodate the needs of hosting the vendor rating / issuance system software applications for broadcasting to Company and its Program Agents.

2.	Company will research, purchase and install the hardware infrastructure, operating systems, communications and applicable software for access to hosted Manager site required at the Company offices.

3.	Company will develop and Manager will manage integration of table building, set-up and customization of various components of the vendor rating / issuance system for Company’s particular needs.

c.	Systems Installation:

1.	Manager will install, setup and maintain the vendor rating / issuance system at Manager site or agreed to hosting site (contracted by Company) and provide remote access to all system applications necessary to Company and its Program Agents

d.	System Database:

1.	Manager will provide the necessary database environment to accommodate the additional policy administration data (i.e., claims and accounting) not included in the vendor rating / issuance system.

2.	Manager will be responsible for managing the integration of third party applications used to support the vendor rating / issuance system (ex., DMV, ISO).

3.	Manager will manage the integration of the chosen vendor rating and issuance systems and provide necessary communication of data to Program Agent to insure policy issuance can take place at Program Agent’s office.

4.	Company will purchase and Manager will manage the installation and integration of ISO / NCCI and other required reporting software for state and bureau reporting including bureau data edit packages.

5.	Company is responsible for integrating Manager extracted data to Company home office systems for any internal and external management reporting.

6.	Company will be responsible for all costs and licenses of additional software applications used to support the vendor rating / issuance system.

3.	In the event it is determined policy issuance / rating vendor cannot supply a completed product in a commercially reasonable timeframe, the following will apply:

(Manager implementation and performance of the responsibilities itemized herein are dependent and contingent upon all of the following being in place:

i.	Negotiation by Company, with or without the assistance of Manager at Company’s discretion, and agreement between Company and bureau and state reporting agencies on the timing, quality, and quantity of statistical reporting.

ii.	Action plans for each Program Agent agreed upon by and among Company, Manager, and each Program Agent.

iii.	A policy issuance solution provided by each Program Agent.

iv.	Company will be responsible for the Program Agents providing bureau compliant data per Manager specifications to properly report data to bureaus.

v.	Manager will not be a guarantor or warrantor of Program Agent data.)

a.	Systems Capabilities:

1.	Manager will review Program Agent’s capabilities for policy issuance, data capture and extract development for Manager data reporting.

2.	Manager will provide Company with written documentation of its findings and an action plan for integration with Program Agent for approval by Company.

3.	In accordance with the agreed to action plan, Manager will provide a means of integration and data capture from Program Agent’s existing systems.

4.	Company will be responsible for resolving data quality issues with Program Agents and the resolution of data quality issues.

b.	System Database:

1.	Manager will provide the necessary database environment to accommodate the policy administration data included in the agreed action plan referenced above.

2.	Manager will provide the necessary database environment to accommodate the additional policy administration data (i.e. claims and accounting) not included in the agreed action plan referenced above.

3.	Company is responsible for integrating Manager extracted data to Company home office systems for any internal and external management reporting.

4.	In agreement with Company, Manager will organize with outside IT consultants the integration of legacy data into vendor rating / issuance system.

G. OFFICE ADMINISTRATION

1.	Manager will assist or consult on an as agreed basis with Company on administrative matters including but not limited to the following areas:

•	HR Function

•	Hiring

•	Office Space/Employee Benefits/Payroll Administration

•	Furniture & Equipment

•	Lease

•	Code of Conduct/Conflict

•	Document Management

•	Telephone & Communications

APPENDIX II

COMPENSATION OF MANAGER

A.	Fees

Initial fee payable by Company to the Manager is $500,000 payable $200,000 at December 31, 2003 and $300,000 at March 31, 2004.

For the calendar year January 1 – December 31, 2004, the Company will pay the Manager $4,466,664 payable in eight (8) equal instalments of $558,333 each commencing in May 1, 2004; each such instalment will be due to the Manager within thirty (30) days following the end of each month with the last installment being due and payable no later than January 31, 2005.

For the calendar year January 1, 2005 – December 31, 2005, the Company will pay the Manager $8,933,328 payable in twelve (12) equal instalments of $744,444 each commencing on January 1, 2005; each instalment will be due to the Manager within thirty (30) days following the end of each month with the last instalment being due and payable no later than January 31, 2006.

Company and Manager agree to review Manager’s costs as of December 31, 2004 and to increase the monthly payment for 2005 if needed, but in no event will the payment be reduced below the minimum of $744,444.

B.	Expenses

Certain expenses may be incurred and reimbursable to Manager with the prior approval of Company. Such expenses are payable within ten (10) days of invoice date. These expenses are in addition to the Fees described above:

1.	Air fare, travel, hotel and meals expenses.

2.	Actual filing costs imposed by state regulators for form, rate and rule filings.

3.	Actuarial fees in support of rate filings.

4.	Attorney or consultant fees incurred to expedite filings or to deal with specific legal or regulatory issues.

5.	Agent licensing and/or appointment fees.

6.	IT license, maintenance, consulting, development or programming fees required to support Program Manager(s) or internal requirements as agreed, except that the cost of Manager sublicensing the vendor system to Company is included in the Fee set forth above.